 Exhibit 8.2

201 N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com

November 1, 2011

Boards of Directors
West End Bank, MHC
West End Bancshares, Inc.
West End Bank, S.B.
34 South 7th Street
P.O. Box 190
Richmond, IN  47374

Ladies and Gentlemen:

You have requested our opinion regarding the Indiana income tax consequences that will result from the conversion of West End Bank, MHC, a federal mutual holding company (the Mutual Holding Company) into the capital stock form of organization (the Conversion), pursuant to the Plan of Conversion and Reorganization of West End Bank, MHC (the Plan), dated June 10, 2011, and the integrated transactions described in the Federal Tax Opinion (the Federal Opinion) prepared by Luse Gorman Pomerenk & Schick.

Our opinion is limited solely to Indiana state income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set forth below, we have relied on the Federal Opinion of Luse Gorman Pomerenk & Schick related to the federal tax consequences of the Conversion and the Plan, without undertaking to verify the federal tax consequences by independent investigation. Our opinion is subject to the truth and accuracy of certain representations made by you to us and Luse Gorman Pomerenk & Schick and the consummation of the proposed conversion in accordance with the terms of the Plan. All capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Plan.

Should it finally be determined the facts and federal income tax consequences are not as outlined in the Federal Opinion, the Indiana income tax consequences and our Indiana Income Tax Opinion will differ from what is contained herein.

Our opinion is based upon the existing provisions of the Indiana Code (the Ind. Code) Title 6, Article 5.5, and regulations thereunder, and existing court decisions (collectively, the “Current Tax Law”), any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and as of the effective date of the Registration Statement filed by the Holding Company with the SEC, assuming there is no change in the Current Tax Law or in any of the facts and assumptions set forth in this opinion. We assume no obligation to advise you of any change in any matter considered herein after the date hereof. This opinion is being furnished only for you and your respective shareholders who purchase shares in the offering in connection with the Conversion, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Boards of Directors
West End Bank, MHC; West End Bancshares, Inc.; West End Bank, S.B.
November 1, 2011

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters, or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to laws and regulations of any jurisdictions other than Indiana, or as to factual or legal matters other than as set forth herein.

Discussion Related to Indiana Tax Consequences

Indiana tax law does not specifically adopt any tax-free reorganization or tax-free capital contribution provisions of the Internal Revenue Code of 1986, as amended (the Code). However, Indiana defines, as referenced in their Articles, the term “Internal Revenue Code” as the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11) Therefore, Indiana, per its definition of the Internal Revenue Code, conforms to the rules of Internal Revenue Code Section 368. Indiana imposes a tax measured by the “adjusted gross income” of each corporation, the beginning point of which is taxable income as defined by Section 63 of the Internal Revenue Code. (Ind. Code §6-5.5-1-2) The federal tax opinion, which states that no income or loss is recognized for federal income tax purposes by any of the parties participating in the conversion described above, provides the basis upon which we conclude that the aforementioned Indiana statutes and regulations hold that such conversion results in no gain or loss. In addition, as it relates to individual taxpayers, Indiana imposes tax on “adjusted gross income” that is equal to taxable income as defined by Section 62 of the Internal Revenue Code, with certain modifications. (Ind. Code §6-3-1-3.5)

Opinions

Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of BKD, llp regarding the Indiana income tax consequences of the planned Conversion and reorganization that:

1.
The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(1)(A) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

2.
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54). Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

3.
No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company. (Section 361(a), 361(c) and 357(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

Boards of Directors
West End Bank, MHC; West End Bancshares, Inc.; West End Bank, S.B.
November 1, 2011

4.
No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company. (Section 1032(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

5.
Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

6.
The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

7.
The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets of the Mutual Holding Company. (Section 1223(2) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

8.
The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

9.
The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for interests in the Liquidation Accounts for the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

10.
No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

11.
The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

12.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in the Mid-Tier Holding Company for the Liquidation Accounts in the Holding Company. (Section 354 of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is  equal to taxable income as defined by Section 62 of the Internal Revenue Code, with certain modifications. (Ind. Code §6-3-1-3.5)

Boards of Directors
West End Bank, MHC; West End Bancshares, Inc.; West End Bank, S.B.
November 1, 2011

13.
The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mid-Tier Holding Company for interests in a Liquidation Account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54). Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

14.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Internal Revenue Code, with certain modifications. (Ind. Code §6-3-1-3.5)

15.
It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger. (Section 356(a) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Internal Revenue Code, with certain modifications. (Ind. Code §6-3-1-3.5)

16.
It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

17.
The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

18.
No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on January 1, 2011. (Ind. Code §6-3-1-11)

Boards of Directors
West End Bank, MHC; West End Bancshares, Inc.; West End Bank, S.B.
November 1, 2011

If any of the facts contained in this opinion letter change, it is imperative that we be notified in order to determine the effect on the Indiana  income tax consequences, if any.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the OTS and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion; Plan of Distribution—Material Income Tax Consequences” and “Legal and Tax Matters.”

BKD, llp

/s/ BKD, llp